Exhibit 21.1

Subsidiaries of CombinatoRx, Incorporated

CombinatoRx Securities Corporation—incorporated in Massachusetts

Neuromed Pharmaceuticals Ltd.—formed in British Columbia

Neuromed Development Inc.—incorporated in Barbados

Neuromed Pharmaceuticals Inc.—incorporated in Delaware

Neuromed Acquisition Corporation—incorporated in Delaware

0797733 B.C. Ltd.—formed in British Columbia